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                                                                   EXHIBIT 10.31


                                 BUILDING LEASE

                    FORT WAYNE-ALLEN COUNTY AIRPORT AUTHORITY

                                       TO

                                KITTY HAWK, INC.


         THIS CONTRACT OF LEASE (hereinafter called "Lease") made and entered into as of the 13th day of April, 1998, between FORT WAYNE-ALLEN COUNTY AIRPORT AUTHORITY, an Indiana municipal corporation, (hereinafter with its successors and assigns as provided by this Lease called ("Authority"), a municipal corporation duly organized and existing under the laws of the State of Indiana, and KITTY HAWK, INC., a corporation duly organized and existing under the laws of the State of Delaware and qualified to do business in the State of Indiana (hereinafter called "Kitty Hawk").

                                   WITNESSETH:

         WHEREAS, I.C. 8-22-3.6 provides for the leasing of Airport projects to the Airport Authority, under certain terms and conditions provided in said Act, including the provision for the title to the Airport Project leased by the Authority to vest in said Authority at the conclusion of the lease term with the Authority required to make an annual appropriation and a tax levy at a rate to provide sufficient money to pay the rental payments under such lease; and

         WHEREAS, pursuant to I.C. 8-22-3.6, the Authority has entered into a Lease with the Fort Wayne International Airport Air Trade Center Building Corp., (hereinafter referred to as "Building Corp.") pursuant to which Building Corp. will construct and lease the the Authority the American International Freight Central Cargo Hub, which project the Authority is, in this Lease, leasing to Kitty Hawk.

         WHEREAS, the plans and specifications referenced to in Section 4.2 of this Lease have been or will hereafter be received and approved by Kitty Hawk and have heretofore been or will be submitted to and approved by such state and local agencies as are designated by law to pass on plans and specifications for such structures; and

         WHEREAS, Kitty Hawk and the Authority each have full right and lawful authority to enter into this Lease (hereinafter when the context permits, references herein to this Lease shall be deemed to include amendments hereto) and to perform and observe the provisions hereof on their respective parts to be performed and observed.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto covenant, agree and bind themselves as follows:



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                                    ARTICLE I

                                   DEFINITIONS

         In addition to the words and terms elsewhere defined in this Lease, the following words and terms as used in this Lease shall have the following meanings unless the context or use indicates another or different meaning or intent and such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms herein defined.

         "Act" means I.C. 8-22-3.6.

         "Additional Payments" means the amounts required to be paid by the provisions of Section 3.2 hereof.

         "Administrative Fees" means the sum of $1,000,000, which is included in the Original Purchase Price and which is to be used to pay for additional administrative expenses required for any purpose.

         "Airport Act" means I.C. 8-22-3, as amended and in effect on the date hereof.

         "Architect" means R. W. Armstrong & Associates! Inc., who have prepared the plans and specifications for the construction of the Project.

         "Authorized Kitty Hawk Representative" means the person at the time designated to act on behalf of Kitty Hawk by written certificate furnished to the Authority, containing the specimen signature of such person and signed on behalf of Kitty Hawk by its President or a Vice President or Secretary. Such certificate may designate an alternate or alternates who shall have the same authority, duties and powers as the Authorized Kitty Hawk Representative.

         "Authorized Authority Representative" means the person at the time designated to act on behalf of the Authority by written certificate furnished to Kitty Hawk, containing the specimen signature of such person and signed on behalf of the Authority by the President or Secretary of the Legislative Authority. Such certificate may designate an alternate or alternates who shall have the same authority, duties and powers as the Authorized Authority Representative.

         "Bonds" means the Fort Wayne International Airport Air Trade Center Building Corp. First Mortgage Improvement Bonds, Series 1998.

         "Building Corp." means the Fort Wayne International Airport Air Trade Center Building Corp.

         "Completion Date" for the Project means the date specified in the certificate of the Authorized Authority Representative to be furnished pursuant to Section 4.3 hereof.

         "Engineer" means an engineer or engineering firm or an architect or architectural firm qualified to practice the profession of engineering or architecture under the laws of the State and who or which is not a full-time employee of Kitty Hawk or the Authority.

         "FAA" means the Federal Aviation Administration or its successors.

         "Ground Lease" means that certain ground lease entered into by and between Authority and Kitty Hawk on even date herewith.

         "I.C." means the Indiana Code as amended to the date hereof.

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         "Indenture" means the Trust Indenture dated as of April 1, 1998, by and between Building Corp. and Trustee, together with any supplements or amendments thereto.

         "Independent Counsel" means any attorney duly admitted to practice law before the highest court of any state and not a full-time employee of Kitty Hawk or the Authority.

         "Insurance Consultant" means a recognized independent insurance consultant qualified under the laws of the State and satisfactory to the Authority and Kitty Hawk.

         "Interest Rate for Advances" means a rate which is three percent (3%) in excess of the interest rate then charged by the Trustee to its most creditworthy commercial borrowers in its lending capacity as a bank.

         "Lease Purposes" means the construction and equipping of the American International Freight Central Cargo Hub, consisting in part of aircraft maintenance, cargo sort, and related facilities (the "Project") at Fort Wayne International Airport including the site, parking facilities and roadways associated therewith as further described in Exhibit B hereto.

         "Leased Premises" means the Buildings to be constructed as part of the Project, as further described in Exhibit "B".

         "Lease Term" means the period commencing on the date of occupation by Kitty Hawk or completion of the Project and ending on the Termination Date.

         "Legislative Authority" means the Board of Directors of the Authority.

         "Letter Agreement" means the agreement between Building Corp. and the Authority dated as of May 12, 1997, in the form of a letter acceptable to Kitty Hawk from Building Corp. accepted by the Authority(1) setting forth Building Corp.'s proposal to construct and lease the Project and formulae for reducing Option Price and Rent.

         "Master Lease" means the lease of the Leased Premises executed by and between the Building Corp. and the Authority, dated July 2, 1997.

         "Net Proceeds" means the proceeds of the 1998 Bonds and shall include any amounts of such proceeds paid by Building Corp. to the Authority for the acquisition and construction of the Leased Premises.

                  "Notice Address" means:

                  (a)      As to the Authority:

                           Fort Wayne-Allen County Airport Authority
                           Room 209, Lt. Paul Baer Terminal
                           Fort Wayne, Indiana  46809
                           Attention:  Executive Director of Airports

                  (b)      As to Kitty Hawk:

                           Kitty Hawk, Inc.
                           1515 West 20th Street
                           P.O. Box 612787
                           Dallas/Fort Worth International Airport, Texas 75261
                           Attention:  M. Tom Christopher,
                                       Chairman of the Board and
                                       Chief Executive Officer


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                  (c)      As to Building Corp.:

                           Fort Wayne International Airport
                           Air Trade Center Building Corp. -
                           701 South Calhoun Street
                           Fort Wayne, Indiana  46802
                           Attention:  O. Roderick Wilson, President

                  (d)      As to Trustee:

                           Fort Wayne National Bank
                           110 West Berry Street
                           Fort Wayne, Indiana  46802
                           Attention:  Teresa Tracey

         "Original Purchase Price" as shown on Exhibit A hereto means the sum of $33,105,000.

         "Plans and Specifications" means the plans and specifications for the Project prepared by the Architect and now on file with the Authority, as changed from time to time as in this Lease provided.

         "Project" means the American International Freight Central Cargo Hub, consisting in part of aircraft maintenance, cargo sort, and related facilities, the real, personal or real and personal property identified in Exhibit C hereto or in or pursuant to any amendments hereto or in the certificate given pursuant to Section 4.3 hereof, or acquired, constructed or installed as replacement or substitution therefor or addition thereto.

         "Real Property" means the interests in real estate described in Exhibit B hereto, together with any substitutions or additions thereto but less any removals therefrom from time to time as provided for in this Lease.

         "Rent" means the rent payable pursuant to Section 3.1 hereof and as set forth in Exhibit A hereto. Rent may be reduced in accordance with the terms of the Letter Agreement. Rent, as reduced, shall be set forth in the applicable space in Exhibit A hereto.

         "Rent Cure Period" means a period of one calendar day commencing with the day on which the Authority, the Building Corp., or their designee gives notice to Kitty Hawk of failure of Kitty Hawk to pay the Rent.

         "Rental Payment Date" means the fifth day of March, 1999, and the fifth day of every month thereafter; or, if agreed to by the parties, the Completion Date, whichever is later; and each March and September thereafter as set forth on Exhibit A hereto; and for any other part of the Project, such dates as are described in the Amendment to Lease.

         "Required Property Insurance Coverage" means a policy or policies of insurance against physical loss or damage to the Leased Premises, however caused, with such exceptions only as are ordinarily required by insurers of buildings or facilities of a similar type, in the lesser of (i) an amount equal to 105% of the full replacement cost of the Leased Premises, or (ii) a sum equal to the full amount necessary to fully redeem and repay the Bonds at the next convenient and reasonable call date, plus a sum necessary to fully fund the net interest cost on the Bonds to the next reasonable and convenient call date, and plus a sum reasonably necessary in order to remediate any environmental cleanup costs. In the event that there is any dispute with respect to what constitutes necessary remedial costs, such amount will be arbitrated in accordance with
Section 12.8 of this Lease. The full replacement cost of the Leased Premises shall be certified by an Insurance Consultant at Kitty Hawk's expense on or before the effective date of this Lease, and thereafter, if requested by the Authority on or before the first day of January of each year, shall be certified by the Authorized Kitty Hawk Representative at Kitty Hawk's expense and setting forth the method


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or methods by which such replacement cost was determined. If approved by the
Authority, such policy or policies may provide for such deductible amounts as are then customary for corporations leasing buildings under leases similar to this Lease.

         "Required Public Liability Insurance" means such insurance as is required in the Airport Use and Lease Agreement for liability protection for death, bodily injury or property damage resulting from each occurrence, provided, however, the policy or policies of such insurance may provide for such deductible amounts as are then customary for corporations leasing buildings under leases similar to this Lease, and further provided that the minimum amounts of coverage shall be, and any deductible amount may be, increased as recommended by an Insurance Consultant who shall annually, or for such longer interval specified by the Authority and approved by the Authority, review such coverage and-advise Kitty Hawk of increases in the amount of coverage required therein in order to protect adequately the financial position of Kitty Hawk and the Authority.

         "Required Rental Value Insurance Coverage" means a rent or rental value insurance policy (i) in an amount equal to the ensuing four semiannual Rent payments and (ii) to the extent that the Kitty Hawk, using its best efforts, can obtain such coverage, in an additional amount equal to the expenses, as estimated by the Authority, of operating and maintaining the Leased Premises for a period of two years. Such policy shall insure against loss of Rent and the expenses of the Authority operating and maintaining the Leased Premises during a period in which the Rent of the Authority is abated as a result of physical loss or damage to the Leased Premises, however caused, with such exceptions only as are ordinarily required by insurers of buildings or facilities of a similar type.

         "State" means the State of Indiana.

         "Termination Date" means the earlier of (i) the date of termination of this Lease by the Authority and/or Building Corp. pursuant to Section 8.11 hereof, (ii) thirty (30) years from the date of occupation by Kitty Hawk or completion of the Project as may be extended as provided in Section 6.4, or such lesser term as shall be required under Section 142(b) (1) (B) of the Internal Revenue Code which requires that the term of the Lease shall not exceed eighty percent (80%) of the expected life of the facilities financed with the Bonds or
(iii) such earlier date as shall be fixed by Kitty Hawk under Article XI of this Lease Agreement. As soon as practical after completion of the Project, Bond Counsel shall calculate the exact Termination Date of the Lease, and such calculation shall be attached to and annexed as a part of this Building Lease Agreement.

         "Trustee" means Fort Wayne National Bank, Fort Wayne, Indiana, and its successors in trust.

         "1998 Bonds" means the Fort Wayne International Airport Air Trade Center Building Corp. First Mortgage Improvement Bonds, Series 1998.

         Any reference herein to the Authority or its Legislative Authority shall include those which succeed to their functions, duties or responsibilities pursuant to or by operation of law or who are lawfully performing their functions. Any reference herein to Building Corp. shall include any individual, corporation, association, partnership or other entity which succeeds to Building Corp.'s rights and obligations under this Lease by reason of conveyance, assignment or other transfer or by operation of law. Any reference to a section or provision of the Constitution of the State or to a section, provision or chapter of the Indiana Code shall include such section or provision or chapter as from time to time amended, modified, revised, supplemented or superseded.

                                   ARTICLE II

                   LEASED PREMISES - TERM OF LEASE - PURPOSES

         Section 2.1. Leased Premises and Possession. The Authority, in consideration of the rents, covenants and agreements herein stated, agrees to and does hereby lease to Kitty Hawk, and Kitty Hawk does hereby lease from the Authority, for the Lease Term subject to the provisions of this Lease, the Leased Premises.


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         TO HAVE AND TO HOLD the Leased Premises unto Kitty Hawk for the Lease
Term.

         Possession of the Leased Premises shall be delivered to and accepted by Kitty Hawk on delivery of the 1998 Bonds and Kitty Hawk recognizes and agrees that prior to delivery of Building Corp.'s Certificate pursuant to Section 4.3, construction of the Project will be ongoing.

         Section 2.2. Use of Leased Premises. Kitty Hawk will use and occupy the Leased Premises for the Lease Purposes except to the extent as may be permitted pursuant to Section 10.1 hereof. Kitty Hawk does not now know of any reason why the Leased Premises will not be so used and occupied by it from receipt of possession to the Termination Date and any extensions and renewals of this Lease and now anticipates that it will be so used and occupied. Failure to use and occupy as aforesaid shall in no way abate or reduce Rent payable under this Lease and shall not be deemed a breach of this Lease in any respect so long as the other agreements and covenants of this Lease are fulfilled and so long as such use is an aeronautical use.

                                   ARTICLE III

                          RENT AND ADDITIONAL PAYMENTS

         Section 3.1. Rent. Kitty Hawk shall pay Rent in advance on each Rental Payment Date in the amount set forth after the applicable Rental Payment Date in Exhibit A hereto; provided, however, that the amount of Rent payable on each Rental Payment Date may be reduced by virtue of the reduction of Rent in accordance with the terms of the Letter Agreement subject to Kitty Hawk's right to review and approve any modification of the Letter Agreement. Kitty Hawk shall be entitled to a credit against the installment of Rent next required to be paid to the extent that moneys in any fund created under the Indenture are available for that purpose.

         Section 3.2. Additional Payments. Kitty Hawk agrees to make Additional Payments to the Authority and/or Building Corp. as follows:

         (a) As reimbursement for any and all costs, expenses and liabilities paid by the Authority and/or Building Corp. in satisfaction of any obligation of Kitty Hawk hereunder not performed in accordance with the terms hereof by Kitty Hawk.

         (b) As reimbursement for or prepayment of expenses paid or to be paid by the Authority and/or Building Corp. and requested by Kitty Hawk or required by this Lease (including, but not limited to, taxes, utility charges, assessments and maintenance expenses) and not otherwise required to be paid by Kitty Hawk under this Lease.

         (c) As reimbursement for or prepayment of any amounts derived under this Lease or the Master Lease which are paid or to be paid by the Authority and/or Building Corp. to the United States of America pursuant to Section 148 of the Internal Revenue Code of 1986, as amended.

         The Indenture shall specifically require that Kitty Hawk be provided with Trustee reports relating to investments and expenditures and that Kitty Hawk be apprized of the Authority's investment strategy at the time of the issuance of the Bonds.

         Section 3.3. Place of Payments. The Rent and any Additional Payments shall be paid directly to Building Corp. at its Notice Address or to any bank or other financial institution designated by the Authority and/or Building Corp. in a notice to Kitty Hawk.

         Section 3.4. Kitty Hawk's Obligations. The obligations of Kitty Hawk to pay Rent and Additional Payments and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, except as expressly provided in this Building Lease. For the period of the Lease Term, Kitty Hawk (i) will not suspend or discontinue payment of Rent or Additional Payments pursuant to this Lease, except as provided in this Building Lease, (ii) will


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perform and observe all of its other agreements contained in this Lease, and
(iii) except upon exercise of its rights of termination as herein provided in this Building Lease will not terminate this Lease. Nothing contained in this Section shall be construed to release the Authority from the performance of any of the agreements on its part contained in this Lease, and in the event the Authority should fail to perform any such agreement on its part, Kitty Hawk may institute such action against the Authority as Kitty Hawk may deem necessary to compel performance or recover its damages for nonperformance so long as such action shall not impair the agreements on the part of Kitty Hawk contained in the preceding sentence. Kitty Hawk may, however, at its own cost and expense and in its own name or, to the extent lawful, in the name of the Authority, prosecute or defend any action or proceeding or take any other action involving third persons which Kitty Hawk deems reasonably necessary in order-to secure or protect its right of possession, occupancy and use hereunder, and in such event the Authority hereby agrees to cooperate fully with Kitty Hawk, but at Kitty Hawk's expense, and to take all action necessary to effect the substitution of Kitty Hawk for the Authority in any such action or proceeding if Kitty Hawk shall so request.

         Section 3.5. Prepayment of Rent and Additional Payments. There is expressly reserved to Kitty Hawk the right, and Kitty Hawk is authorized and permitted, at any time it may choose, to prepay without penalty all or any part of the Rent, or any Additional Payments, and the Authority agrees to accept such prepayment of Rent or of any Additional Payments when the same are tendered by Kitty Hawk. All Rent or Additional Payments so prepaid shall be credited on the Rent or Additional Payments, as the case may be, in the order in which they are payable.

         Section 3.6. Past Due Rent and Additional Pavements. In the event Kitty Hawk should fail to make any Rent payment or pay any Additional Payments, the payment in default shall continue as an obligation of Kitty Hawk until the amount in default shall have been fully paid and during the default period shall bear interest at the Interest Rate for Advances.

         Section 3.7. Additional Rent. In the event that a change in the use of the Leased Premises occurs by reason of the action of Kitty Hawk, its subsidiaries, or its successors and assigns pursuant to Section 10.1 of the Building Lease and such change in use, in the opinion of bond counsel of nationally recognized standing, results in the loss of the exclusion from income tax purposes of the interest on the Bonds pursuant to Section 103 of the Code, then, in addition to the rent due pursuant to Section 3.1 of this Building Lease, Kitty Hawk shall pay additional rent in advance on each Rental Payment Date, following the receipt of the opinion of such bond counsel, in the amount set forth after the applicable Rental Payment Date set forth in Exhibit A-i hereto. Kitty Hawk shall be entitled to a credit against the installment of Rent next required to be paid to the extent that monies in any fund created under the indenture are available for that purpose.

                                   ARTICLE IV

                                  CONSTRUCTION

         Section 4.1. Construction. The Authority agrees to cause the Project to be constructed and equipped on the Real Property as promptly as is feasible in accordance with the Plans and Specifications as developed by Kitty Hawk. The Authority agrees to cause completion of the Project to be diligently prosecuted in accordance with the Plans and Specifications and in such a manner as to conform with all applicable zoning, planning, building, environmental and other regulations of governmental authorities having jurisdiction.

         Section 4.2. Plans and Specifications. The Plans and Specifications have been developed and approved by Kitty Hawk and are at the date hereof on file with Kitty Hawk and the Authority and may be changed from time to time by mutual agreement of the Building Corp., the Authority and Kitty Hawk, provided that the Plans and Specifications shall not be changed to such an extent that the Lease Purposes are such as are not permitted under the Act or would otherwise permit Kitty Hawk to avoid its agreement under this Lease. The cost of completing the Project shall be the responsibility of the Building Corp. only to the extent of the Budget which is attached to the Memorandum of Understanding of May 12, 1997, which Budget includes a fund for Contingencies


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of One Million Dollars (the "Budget") . To the extent costs of completing the
Project exceed the Budget, such costs shall be the responsibility of Kitty Hawk, but only to the extent such costs are pursuant to written change orders authorized in writing by Kitty Hawk.

         Section 4.3. Completion Date. Completion of the construction and equipping of the Project shall be evidenced to Kitty Hawk by a certificate signed by the Authorized Authority Representative stating that (i) construction and equipping have been substantially completed in accordance with the Plans and Specifications and all costs then due and payable in connection therewith have been paid, (ii) construction and equipping have been substantially accomplished in such a manner as to conform with all applicable zoning, planning, building, environmental and other regulations of all governmental authorities having jurisdiction, and (iii) construction and equipping have been substantially completed to its satisfaction so as to make the Project ready for operation for the Lease Purposes. Said certificate shall also specify the date by which the foregoing three events have occurred. Notwithstanding the foregoing such certificate shall state that it is given without prejudice to any rights against third parties which then exist or may subsequently come into being. Section 4.4. Accounting. Authority covenants that it will cause Building Corp. to keep and maintain a strict accounting of all charges incurred in relation to the items properly included as part of the Administrative Fees. As soon as practical after all settlements in relation to the Project are completed, a copy of said accounting shall be furnished to Kitty Hawk. Should such accounting show total charges relating to said items to be less than the amount of the Administrative Fees, then the next succeeding payment of Rent shall be reduced by the amount of the excess of the Administrative Fees over said items.

         Section 4.5. Remedies Against Contractors, Subcontractors and Sureties. In the event of default of any contractor or subcontractor under any contract made by Building Corp. in connection with construction and equipping of the Project or in the event of a breach of warranty with respect to any materials, workmanship or performance guaranty in connection with the Project, the Authority and/or Building Corp. will promptly inform Kitty Hawk of the steps the Building Corp. intends to take in connection with any such default, either separately or in conjunction with others, against the contractor or subcontractor so in default and against each such surety for the performance of such contract. If the Authority and/or Building Corp. shall so inform Kitty Hawk, the Authority and/or Building Corp. may, in their own names or, to the extent lawful, in the name of Kitty Hawk, prosecute or defend any action or proceeding or take any other action involving any such contractor, subcontractor or surety that the Authority and/or Building Corp. deems reasonably necessary, and in such event Kitty Hawk hereby agrees to cooperate fully with the Authority and/or Building Corp. and to take all action necessary to effect the substitution of the Authority and/or Building Corp. for Kitty Hawk in any such action or proceeding.

         Section 4.6. Installation of Kitty Hawk's Own Personal Property. Kitty Hawk may from time to time, in its sole discretion and at its own expense, install personal property including without limitation that which when installed becomes in whole or in part a fixture, on or upon the Leased Premises. All such property so installed by Kitty Hawk shall remain the sole property of Kitty Hawk in which, except to the extent provided in Section 5.3 hereof, the Authority shall have no interest, and may be purchased by Kitty Hawk on conditional sale, installment purchase or lease sale contract, or subject to vendor's lien or security agreement, as security for the unpaid portion of the purchase price thereof; provided no such lien or security interest shall attach to any part of the Leased Premises. Kitty Hawk shall pay as due the purchase price of, and all costs and expenses with respect to, the acquisition and installation of any such personal property installed by it pursuant to this Section.

                                    ARTICLE V

                 MAINTENANCE, MODIFICATIONS, TAXES AND INSURANCE

         Section 5.1. Maintenance and Modifications of Leased Premises by Kitty Hawk. Kitty Hawk during the Lease Term shall keep and maintain the Leased Premises including all


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appurtenances thereto and any personal property and fixtures which have become a part of the Leased Premises in good repair and good operating condition at its own cost.

         Kitty Hawk shall have the privilege of remodeling the Project or making additions, modifications and improvements thereto or to the Real Property, from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, the cost of which remodeling, additions, modifications and improvements shall be paid by Kitty Hawk and, unless the Authority and Kitty Hawk shall otherwise agree in writing, the same shall be the property of the Authority and be included under the terms of this Lease as part of the Leased Premises.

         Section 5.2. Removal of Portions of the Project. The Authority shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portions of the Project. Kitty Hawk shall have the privilege from time to time of substituting personal property or fixtures for any portions of the Project, provided that the personal property or fixtures so substituted shall not impair the character or significance of the Leased Premises as furthering the purposes of the Act. Any such substituted property or fixtures shall, unless the Authority and Kitty Hawk otherwise agree in writing, become the property of the Authority and shall be included under the terms of this Lease, and the replaced portions of the Project shall become the property of the Authority.

         Section 5.3. Removal of Kitty Hawk's Own Personal Property. Kitty Hawk may at any time while it is not in default under this Lease remove from the Leased Premises any property purchased and installed by it pursuant to Section
4.6 of this Lease and not included as part of the Project.

         In the event any removal of property pursuant to this Section 5.3 causes damage to any portion of the Leased Premises, Kitty Hawk shall restore the same or repair such damage at its sole expense.

         Section 5.4. Documents to be Provided. Kitty Hawk shall file with Authority during the first two weeks of the calendar month succeeding each anniversary of the Completion Date, commencing with the month succeeding the first anniversary of the Completion Date, a certificate of the Authorized Kitty Hawk Representative setting forth the description of each item of personal property or fixtures which has become a part of the Leased Premises and of any other additions, remodeling, modification, substitution or improvements to the Leased Premises which have been made during the twelve calendar months preceding the first of the month in which such certificate is filed, if such additions, remodeling, modifications substitutions or improvements during such twelve months have an aggregate cost in excess of $500,000.

         Kitty Hawk shall execute and deliver such documents (if any) as the Authority may properly request in connection with any action taken by Kitty Hawk in conformity with Section 5.1, 5.2 or 5.3 of this Article. Any action taken by Kitty Hawk pursuant to Sections 5.1, 5.2 or 5.3 of this Article shall not entitle Kitty Hawk to any abatement or diminution of the Rent or Additional Payments payable hereunder

         Section 5.5. Taxes, Other Governmental Charges and Utility Charges. Kitty Hawk shall pay, as the same respectively become due, all taxes, assessments, whether general or special, and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or on account of or with respect to the Leased Premises or any personal property or fixtures installed or brought by Kitty Hawk therein or thereon and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Leased Premises; provided, that with respect to taxes, special assessments or other governmental charges that may lawfully be paid in installments over a period of years, Kitty Hawk shall be obligated to pay only such installments as are required to be paid during the Lease Term.

         Kitty Hawk may, at its expense and in its own name and behalf or, to the extent lawful, in the name and behalf of the Authority and/or Building Corp, in good faith contest any such taxes,


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assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom unless the Authority and/or Building Corp. shall notify Kitty Hawk that, in the opinion of Independent Counsel, by nonpayment of any such items the interests of the Authority and/or Building Corp. or Kitty Hawk in the Leased Premises will be materially endangered or the Leased Premises or any part thereof will be subject to loss or forfeiture, in which event such taxes, assessments or charges shall be paid promptly by Kitty Hawk. The Authority will cooperate fully with Kitty Hawk, but at Kitty Hawk's expense, in any such contest. The Authority will also cooperate fully with Kitty Hawk, but at Kitty Hawk's expense, in exempting the Leased Premises from taxation.

         Section 5.6. Property Insurance. After the commencement date of the Building Lease, Kitty Hawk agrees to insure the Leased Premises in the amount and with the coverage of the Required Property Insurance Coverage by means of policies issued by reputable insurance companies. Kitty Hawk may also insure such property under a blanket insurance policy or policies which cover not only such property but other properties.

         Section 5.7. Rental Value Insurance. Kitty Hawk agrees to insure, from and after the Completion Date(1) the Leased Premises in the amount and with the coverage at least equal to the Required Rental Value Insurance Coverage by means of a policy or policies issued by reputable insurance companies, notwithstanding the premium costs or in the event at any time such policies are not available, then either (a) such insurance with such limits or amounts or other provisions as then obtainable for corporations of the State leasing buildings under leases similar to this Lease, or (b) a plan, in compliance with the law of the State and satisfactory to the Authority and Building Corp., which provides protection similar to the protection provided herein against the inability of Kitty Hawk to meet liabilities of Kitty Hawk that would otherwise have been satisfied by the proceeds of the rent or rental value insurance. In the case of either clause (a) or (b) of the preceding sentence, the limits, amounts and other provisions of such insurance or plan shall be such as are recommended by a recognized qualified independent Insurance Consultant satisfactory to the Authority and Building Corp. and who shall annually, or for such longer interval specified the Authority and/or Building Corp., review such plan and advise the Authority and Building Corp. of changes required therein in order to adequately protect the financial position of Kitty Hawk, and the Authority and Building Corp. shall be entitled to rely upon such advice to make its determination as to what is obtainable or most nearly provides protection similar to that herein required. Kitty Hawk may also insure such property under a blanket insurance policy or policies which cover not only such property but other properties. After completion of the Project, Kitty Hawk shall be responsible for all insurance obligations required under the terms of this Building Lease.

         Section 5.8. Additional Provisions Respecting Insurance. Any insurance policy issued pursuant to Sections 5.6 and 5.7 hereof shall be so written or endorsed, and any plan in substitution thereof shall be so written, as to make losses, if any, payable directly to Building Corp. or to such other person or persons as the Authority and/or Building Corp. may designate. Each insurance policy provided for in Sections 5.6, 5.7, and 5.9 hereof shall contain a provision to the effect that the insurance company shall not cancel or substantially modify the same without first giving written notice thereof to the Authority and Building Corp. at least thirty (30) days in advance of such cancellation or substantial modification. Kitty Hawk shall deliver to the Authority evidence of the insurance procured under said Sections by Kitty Hawk and agrees to keep such evidence up to date. Such insurance policies shall be countersigned by an agent of the insurer who is authorized to countersign policies in the State of Indiana, and such policies, together with a certificate of the insurance commissioner certifying that the persons countersigning such policies are duly qualified in the State as resident agents of the insurers on whose behalf they have signed (or a certificate of insurance and proof of payment of premium satisfactory to the Authority and Building Corp.) shall be deposited with the Authority. After completion of the Project, Kitty Hawk shall be responsible for all insurance obligations required under the terms of this Building Lease.

         Section 5.9. Public Liability Insurance. Kitty Hawk agrees that it will carry Required Public Liability Insurance with reference to the Leased Premises with one or more reputable insurance companies. The Authority and Building Corp. and such other person or persons as the

Authority and/or Building Corp. may designate shall be named as an additional insured under such policies, as their interests may appear. The insurance provided by this Section 5.9 may be by blanket insurance policy or policies. The proceeds of insurance required by this Section (after payment of expenses incurred in the collection of such proceeds) shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds are paid.

         Section 5.10. Workers' Compensation Coverage. During the period from commencement of construction of the Project until delivery of the certificate of the Authorized Authority Representative to Kitty Hawk pursuant to Section 4.3 hereof, the Authority and/or Building Corp. shall cause each contractor for each contract made by Building Corp. in connection with the construction and equipping of the Project to maintain the workers' compensation coverage required by the applicable laws of the State; and, throughout the Lease Term, Kitty Hawk, the Authority and the Building Corp. shall cause to be maintained the worker's compensation coverage required by the applicable laws of the State or cause the same to be maintained for their respective employees. Such policies shall include a waiver of subrogation.

                                   ARTICLE VI

                      DAMAGE, DESTRUCTION AND CONDEMNATION

         Section 6.1. (a) Damage and Destruction. If the Leased Premises shall be damaged or partially or totally destroyed by fire, flood, windstorm, or other casualty at any time during the Lease Term, (i) all or that portion of the Leased Premises damaged or destroyed shall be promptly repaired, rebuilt or restored with such changes, alterations and modifications (including the substitution and addition of other property) as may be designated by Kitty Hawk and as shall not impair the character and significance of the Leased Premises as furthering the purposes of the Act, and (ii) there shall be applied for such purpose so much as may be necessary of any net proceeds of insurance policies resulting from claims for such losses as well as any additional moneys of Kitty Hawk necessary therefor. In the event that such net proceeds are insufficient to pay in full the costs of such repair, rebuilding or restoration, Kitty Hawk shall complete such repair, rebuilding or restoration and shall provide for payment of the costs of such completion from its own moneys.

         Section 6.1. (b) Defeasance. In the alternative, in the event that Kitty Hawk, within sixty (60) days, shall deposit sufficient funds, which funds shall include proceeds of any insurance, in order to (1) defease the Bonds in accordance with the Trust Indenture authorizing them, and any other indebtedness of the Authority (in accordance with the terms of any other resolution or indenture authorizing them) which was issued to finance infrastructure and any indebtedness which was issued to refinance or advance refund any such indebtedness, and (2) remediate any environmental cleanup, then the above paragraph shall not be effective. The lease shall terminate in such event.

         Section 6.2. Eminent Domain. If title to or the temporary use of the Leased Premises, or any part thereof, shall be taken under the exercise of the power of eminent domain by any governmental body or by any person, firm or corporation acting under governmental authority, any net proceeds received from any award made in such eminent domain proceedings (after payment of expenses incurred in such collections) shall be paid to and held by Kitty Hawk.

         Kitty Hawk and the Authority shall agree as to how proceeds shall be applied in one or both of the following ways:

         (a) The restoration of the Leases Premises to substantially the same condition as they existed prior to the exercise of said power of eminent domain, or

         (b) The acquisition, by construction or otherwise, of other improvements suitable for Kitty Hawk's operation on the Leased Premises and which are in furtherance of the purposes of the Act (which improvements shall be deemed a part of the Leased Premises and available for use and occupancy by Kitty Hawk without the payment of any Rent other than as herein provided, to the same extent as if such other improvements were specifically described hereby).

         Any balances of the net proceeds of the award in such eminent domain proceedings not required to be applied for the purposes specified in subsections
(a) or (b) above shall, after deducting of expenses and costs, become the property of the Authority subject to the provisions of Section 8.12 hereof.

         The parties shall cooperate fully in the handling and conduct of any prospective or pending condemnation proceedings with respect to the Leased Premises or any part thereof and Kitty Hawk will to the extent it may lawfully do so permit the Authority to litigate in any such proceedings in its own name or in the name and on behalf of Kitty Hawk, at the Authority's expense. In no event will either the Authority or Kitty Hawk voluntarily settle or consent to the settlement of any prospective or pending condemnation proceedings with respect to the Leased Premises or any part thereof without the written consent of the other party, which consent will not be unreasonably withheld.

         Section 6.3. Condemnation of Kitty Hawk-Owned Property. Kitty Hawk shall be entitled to the proceeds of any condemnation award or portion thereof made for damages to or takings of its own sole property.

         Section 6.4. Rent Abatement. In the event that the Leased Premises or a portion thereof are damaged or destroyed or are taken under the exercise of the power of eminent domain, the Rent payable by Kitty Hawk shall (i) be totally abated during that portion of the Lease Term that the Leased Premises are totally unfit for use or occupancy, and (ii) partially abated during that portion of the Lease Term that the Leased Premises are partially unfit for occupancy in the same proportion that the area of the Leased Premises so unfit for use or occupancy bears to the total area of the Leased Premises; provided, however, that Kitty Hawk shall pay an amount equal to the difference between the Rent payable in such year and the proceeds received by the Authority from the rent or rental value insurance required to be maintained by Kitty Hawk under
Section 5.7 hereof. In the event that Rent is abated pursuant to this Section, the Lease Term may be extended, at Kitty Hawk's option, for a period of time equal to the period of time during which the Rent is so abated; provided, however, that in no event shall the Lease Term exceed a period of thirty years. Rent payable during such extended period of time shall be reduced by an amount equal to the proceeds of the aforesaid insurance policy actually received by the Authority and by an amount equal to Rent actually paid by Kitty Hawk during the period of abatement of Rent. Alternatively, in the event the Leased Premises are damaged or destroyed, the Authority and Kitty Hawk may agree that Kitty Hawk shall be provided substitute property of equal or acceptable value and the Authority shall exercise its best efforts to provide Kitty Hawk with such suitable alternative. In the event the Leased Premises are taken in their entirety by eminent domain, then, subject to the condition that either:

                  (a) all of the net proceeds received from any award in such eminent domain proceedings (after the payment of expenses incurred in such collection) are applied as payment of rents under Section 3.5, or, in the alternative,

                  (b) the Bonds are defeased under the provisions of Section 6.1(b) of this Article VI,

the Building Lease shall be terminable at Kitty Hawk's option.


                                   ARTICLE VII

                            MECHANICS AND OTHER LIENS

         Section 7.1. Mechanics' and Other Liens. The Building Corp. Kitty Hawk and the Authority shall not suffer or permit any mechanics' or other liens to be filed or exist against the

Leased Premises, nor against Kitty Hawk's leasehold interest in the Leased Premises, nor against any special fund or account provided for in this Lease or the Master Lease or any Rent paid or payable hereunder, by reason of work, labor, services or materials supplied or claimed to have been supplied to, for or in connection with the Leased Premises or to the Authority or Kitty Hawk or anyone holding the Leased Premises or any part thereof through or under Kitty Hawk. If any such liens shall at any time be filed, the Authority or Kitty Hawk, as appropriate, shall within one hundred twenty days after notice of the filing thereof but subject to the right to contest hereinafter set forth, cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. Kitty Hawk shall have the right in its or, to the extent lawful, the Authority's name, or both, but at Kitty Hawk's own cost and expense, to contest the validity or the amount of any such lien by appropriate proceedings timely instituted. The Authority will cooperate fully with Kitty Hawk, but at Kitty Hawk's expense, in any such contest (except as any such lien is asserted by the Authority and/or Building Corp. in which event Kitty Hawk shall have the right to contest such lien as if it were the owner of the Leased Premises). If Kitty Hawk shall fail to cause such lien to be discharged, or to contest the validity or amount thereof, within the period aforesaid, then, in addition to any other right or remedy of the Authority, the Authority may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bonding. Any amount paid by the Authority shall be reimbursed by Kitty Hawk on demand, and if not so reimbursed on demand may be treated as Additional Payments as provided in Article III hereof and shall be paid by Kitty Hawk with interest on the amount so paid by the Authority at the Interest Rate for Advances.

         Notwithstanding any other provisions of this Section 7.1, Kitty Hawk shall not be responsible for the actions or inactions of the Authority or the Building Corp. that may result in any lien described in this Section 7.1.

                                  ARTICLE VIII

              REPRESENTATIONS AND SPECIAL COVENANTS AND CONDITIONS

         Section 8.1. Representations and Covenants of Kitty Hawk.

         (a) Kitty Hawk warrants and represents that it is and during the Lease Term will be a duly organized and existing corporation under the laws of the State of Delaware and duly qualified to do business in the State of Indiana, that it is not in default under any of the provisions contained in the laws of the State in any manner which would impair its ability to carry out its obligations hereunder, that it has power to enter into the transactions contemplated by this Lease, that it has been duly authorized to execute this Lease and that it will do all things required of it in order to maintain its existence.

         (b) Kitty Hawk shall not take any action, within its power or control, nor fail to take any action with respect to the Bonds that would result in the loss of the exclusion from gross income for federal income tax purposes of interest on the bonds pursuant to Section 103 of the Code; provided, however, that no Event of Default shall result by reason of a change in the use of the Leased Premises by Kitty Hawk, its subsidiaries, or its successors and assigns, pursuant to Section 10.1 of this Building Lease.

         Section 8.2. Representations and Covenants of the Authority. The Authority warrants and represents as follows:

         (a) It is a duly organized and existing municipal corporation under the laws of the State and is not in default under any of the provisions contained in the laws of the State in any manner which would impair its ability to carry out its obligations hereunder.

         (b) Construction and equipping shall be completed in accordance with the Plans and Specifications and will be accomplished in such manner as to conform with all applicable zoning, planning, building, environmental and other regulations of all governmental authorities having jurisdiction of the Leased Premises.

         (c) The Authority covenants not to take any action, within its power and control, nor to fail to take any action with respect to the Bonds that would result in the loss of the exclusion from gross income for federal income tax purposes of interest on the Bonds pursuant to Section 103 of the Code.

         Section 8.3. Maintenance of Kitty Hawk. Kitty Hawk agrees that from the date of delivery of this Lease to the Termination Date there will always be a corporation duly organized and existing under the laws of the State of Delaware and qualified to do business in the State, acting as lessee under this Lease, and the Lessee shall not dissolve or otherwise dispose of all or substantially all of its assets and shall not consolidate with or merge with another entity which would adversely affect the creditworthiness of Kitty Hawk without the expressed written consent of the Airport Authority, which written consent shall not be unreasonably withheld. provided, however, that Kitty Hawk may consolidate with or merge with another entity, so long as Kitty Hawk provides to Landlord a written opinion of Ernst & Young, or a comparable national accounting firm, to the effect that such consolidation or merger will not materially affect Kitty Hawk or the successor entity's ability to perform its obligations under this Lease. The Building Corp. and the Authority shall be notified, in writing, of any change in the identity of Kitty Hawk under the Lease.

         Section 8.4. Title of Real Property. The Authority has caused to be furnished to Kitty Hawk an acceptable title insurance policy showing the status of title to the Real Property as of the date of acquisition of the Real Property by Building Corp. The Authority and the Building Corp. warrant that the Building Corp. has good title to the Leased Premises and that the Authority has the authority to enter into this Building Lease.

         It is hereby acknowledged by Tenant that the Landlord does not have legal title to the premises, but, rather, leases the Premises from the Building Corp. (the "Master Lease"). Tenant acknowledges that its right in the premises derives from and is subordinate to the Master Lease. The Master Lease shall require, in the event that the Building Corp. evicts the Landlord from the Leased Premises, this Lease shall continue in full force and effect, so long as Tenant is not in default of this Lease. In such event, Tenant hereby agrees to attorn to and acknowledge the Building Corp. as Landlord.

         Section 8.5. No Warranty of Suitability. The Authority does not make any warranty, either express or implied, as to the suitability or utilization of the Leased Premises for the Leased Purposes, or that they are or will be suitable for Kitty Hawk's purposes or needs. Kitty Hawk agrees that the Leased Premises as contemplated by the Plans and Specifications are useful to it.

         Section 8.6. Operation as a Public Airport. The Authority covenants and agrees that at all times it will operate and maintain the Airport as a public airport consistent with and pursuant to the sponsor's assurances given by the Authority to the United States Government under the Federal Airport and Airways Act.

         Section 8.7. Ingress and Egress. Kitty Hawk shall have the right of ingress to and egress from the Leased Premises for Kitty Hawk, its officers, employees, agents, servants, customers, vendors, suppliers, patrons, and invitees over the roadway provided by the Authority serving the Leased Premises. The Authority's roadway shall be used jointly with other tenants on the Airport, and Kitty Hawk shall not interfere with the rights and privileges of other persons or firms using said roadway and shall be subject to such weight and use restrictions promulgated in the Authority's rules and regulations.

         Section 8.8. Quiet Enjoyment. The Building Corporation shall covenant to the Authority and the Authority covenants that it will not take any action to prevent Kitty Hawk, on paying the Rent and Additional Payments and performing the covenants and agreements herein on Kitty Hawk's part to be performed, from peaceably and quietly holding and enjoying the Leased Premises for the Lease

Term and any extension thereof and that the Authority will, at Kitty Hawk's request and the Authority's expense, defend Kitty Hawk's enjoyment and possession of the Leased Premises against all parties or permit Kitty Hawk in its own or, to the extent lawful, in the Authority's name, to defend such enjoyment and possession.

         Section 8.9. Right of Access. Kitty Hawk agrees that subject to reasonable security and safety regulations and to reasonable requirements as to notice, the Authority and Building Corp., and their duly authorized agents shall have the right at all reasonable times to enter upon the Leased Premises and to examine and inspect the same. Kitty Hawk further agrees that the Authority and Building Corp. and their duly authorized agents shall have such rights of access to the Project as may be reasonably necessary to cause to be completed the construction and equipping provided for herein, and thereafter for the proper maintenance of the Project in the event of failure by Kitty Hawk to perform its obligations.

         Section 8.10. Indemnity. Kitty Hawk, the Authority and Building Corp., hereinafter sometimes called "Party" or collectively the "Parties", each agrees it they shall be responsible for its own acts of carelessness and negligence, and each agrees that the Authority, Building Corp. and Kitty Hawk shall not be liable for such negligence, and agrees to hold the Authority, Building Corp. and Kitty Hawk harmless against, any loss or damage to property, or any injury to or death of any person, that may be occasioned by any cause or by any failure to act whatsoever pertaining to the Leased Premises or the use thereof by acts of the other Party; provided, that the indemnity in this sentence shall be effective only to the extent of any loss that may be sustained by the Authority, Building Corp. or Kitty Hawk in excess of the net proceeds received by the Authority, Building Corp. or Kitty Hawk from any insurance carried with respect to the loss sustained. Such Party further agrees to indemnify and save harmless the Authority, Building Corp. or Kitty Hawk against and from any and all cost, liability, expenses and claims arising from any breach or default in the performance of any covenant or agreement to be performed pursuant to the terms of this Lease, or arising from any act or negligence of or failure to act by such Party, or any of its agents, contractors, servants, employees or licensees, or arising from any accident, injury or damage whatsoever caused to any person, firm or corporation occurring during the Lease Term, in or about the Leased Premises, and from and against all costs, liability and expenses incurred in or in connection with any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against the Authority, Building Corp. or Kitty Hawk by reason of any such claim, upon notice from one Party, the other Party covenants to resist or defend such action or proceedings at its own expense.

         Notwithstanding the foregoing, neither Party shall have any obligation to indemnify with respect to the following:

                    (a) Liabilities arising out of damages to employees of any Party, or any third person, if such employee or third person is covered or should have been by worker's compensation insurance;

                    (b) Losses occasioned by the negligence or willful misconduct of such Party, such Party's agents or representatives; or

                  (c) Insured losses with respect to which rights of subrogation have been waived.

         Section 8.11. Termination. Prior to the delivery of any securities secured hereby, this Lease may be terminated immediately by the Authority and/or Building Corp., should any of the following events occur:

                    (a) there exists any final nonappealable order or adjudication which declares the Lease or the Master Lease or any of its terms and conditions invalid or which enjoins the performance of any of the terms and conditions of the Lease or the Master Lease;

                    (b) the Authority shall have failed to authorize agreements to require completion of the aeronautical and land side projects required to be completed by the Authority under Paragraph 2 and 3 of the Memorandum of Understanding between the Authority and Kitty Hawk dated May 12, 1997; or

                  (c) the rental payments which are required under the Lease in order to pay the principal and interest on the Bonds exceed the rental payments set forth on Exhibit "A" to the Lease.

         Section 8.12. Covenant to Comply with Tax Reform Act of 1986 and to Restrict Use of Funds. If and to the extent such action is within the control of the respective parties, the Authority and Kitty Hawk each covenant to restrict the use of the proceeds realized under this Lease in such manner and to such extent, if any, as may be necessary so that this Lease and any securities including Bonds and participation certificates evidencing proportionate interests in the payments to be made under this Lease will not constitute arbitrage bonds under Section 148 of the Internal Revenue Code of 1986, as amended (the "Code"). The Authorized Kitty Hawk Representative and any officer of the Authority, respectively, and any other appropriate officers shall each give an appropriate certificate for inclusion in the transcript of proceedings for the Lease, setting forth the reasonable expectations of Kitty Hawk and the Authority, respectively, regarding the amount and use of all the proceeds of the Lease, the facts, circumstances and estimates on which they are based, and other facts and circumstances relevant to the tax treatment of the interest component of payments under the Lease.

         Kitty Hawk and the Authority each covenant that each of them (a) will take or cause to be taken such actions as the Authority or Bond counsel shall instruct which may be required of it for the interest component of payments under the Lease to be and remain excluded from gross income for federal income tax purposes, and (b) will not take or permit to be taken any actions as the Authority or Bond counsel shall instruct which would adversely affect that exclusion, and that the Authority, or persons acting for it, will, and to the extent such actions are within its control, Kitty Hawk will, among other acts of compliance, (i) apply the proceeds of the Lease to the governmental purpose of the Lease, (ii) restrict the yield on investment property acquired with those proceeds, (iii) make timely rebate payments to the federal government, (iv) maintain books and records and make calculations and reports, and (v) refrain from certain uses of proceeds, all in such manner and to the extent necessary to assure such exclusion of that interest under the Code. The Authorized Kitty Hawk Representative and any officer of the Authority, respectively, and other appropriate officers are each hereby authorized and directed to take any and all actions, make calculations and rebate payments, and make or give reports and certifications, as may be appropriate to assure such exclusion of the interest component of payments under the Lease.

         Section 8.13. Covenant to Supply Financial Information. Kitty Hawk hereby covenants to provide annually, within ninety (90) days of the close of each calendar year during the Lease Term, and when requested in a timely manner, to the Authority, or its assigns, annual financial data, including all tax and other income, receipts and disbursements, budgets, collections and delinquencies, and amortization schedules of all bond or lease transactions, and to advise of all matters, actions or causes of action to which Kitty Hawk may or has become obligated and all other pertinent information and changes thereto relative to the financial condition of Kitty Hawk and its continuing ability to. make the Rental Payments due and payable under this Lease. As a condition for obtaining Kitty Hawk's financial information, the Authority agrees that such information is proprietary to Kitty Hawk and that the Authority shall not disclose such information to third parties.

         Section 8.14. Tax Covenants. Kitty Hawk hereby makes an irrevocable election not to claim depreciation or an investment tax credit with respect to the Special Facilities in accordance with Section 142(b)(1)(B)(i) of the Code, such that the Bonds shall qualify under Section 142(a)(1) of the Code.

                                   ARTICLE IX

         Kitty Hawk shall have the right to approve any releases of the Leased Premises under Article IX of the Master Lease.

                                    ARTICLE X

                      ASSIGNMENT, AMENDMENT AND SUBLEASING

         Section 10.1. Assignment and Subleasing by Kitty Hawk.

         (a) Kitty Hawk may assign the Building Lease and the Ground Lease (the "Leases") or sublet all or any part of the Leased Premises to any subsidiary of Kitty Hawk without the consent of the Authority.

         (b) Kitty Hawk may sublet up to ten percent (10%) of the floor space of the Leased Premises for a term not to exceed one (1) year without the consent of the Authority.

         (c) It is the intention of Kitty Hawk to permanently use the Leased Premises for its presently existing air cargo hub. In the event, however, that Kitty Hawk and all of its subsidiaries, and their successors and assigns, and any transferee to whom Kitty Hawk transfers its scheduled air freight operations (herein collectively called "Kitty Hawk"), should elect to permanently withdraw from the business of conducting scheduled air freight operations within the continental United States and no longer intend to operate an air cargo hub at any location within the continental United States, then Kitty Hawk shall notify the Authority within thirty (30) days of such determination (the "Notification Date"). Kitty Hawk and the Authority thereupon agree to exert a good faith effort to assign the Leases or sublease the Leased Premises to a scheduled air freight operation or to another aeronautically related operation. In the event that no such aeronautically related operation can be found, then no sooner than two (2) years after the commencement date of Leases, or six (6) months from the Notification Date, whichever event last occurs, the Leases may be assigned or the Leased Premises may be subleased as a whole or in part by Kitty Hawk, or the Leased Premises may be used by Kitty Hawk for any lawfully permitted commercial use, so long as the use of the Leased Premises will not interfere with the operation of the Fort Wayne International Airport, violate the terms and conditions of. any applicable federal, state or local law, ordinance or regulation.

         (d) Notwithstanding the foregoing subparagraph (c), at any time after the Notification Date, Kitty Hawk agrees to assign the Leases or to sublet the Leased Premises to any assignee or sub-lessee designated by the Authority who meets the following qualifications (a "Qualified Assignee")

                  i) Agrees to conduct an aeronautical related activity on the Leased Premises;

                  ii) Agrees to assume and demonstrates a reasonable financial capability to perform and discharge all of the obligations under the Leases;

                  iii) Makes a proposal to accept an assignment of the Leases or a sublease of the Leases Premises which is not substantially less advantageous than any financial proposal to accept an assignment of the Leases or to sublet the Leased Premises than any other proposal received by Kitty Hawk and communicated to the Authority; and

                  iv) Proposes an assignment of the Leases or a sublease of the Leased Premises which is not in conflict with any then-existing covenant, agreement or commitment of Kitty Hawk.

         In order to induce the acceptance of a Qualified Assignee, the Authority agrees to reduce the obligations of Kitty Hawk for the payment of Rent, and Additional Payments due by Kitty Hawk under Article III of the Building Lease to an amount equal to the actual Rent and Additional Payments which are assumed and agreed to be paid by the Qualified Lessee under the terms and conditions of the proposed Assignment or Sublease.

         (e) Other than as permitted in subparagraphs (a), (b), (c), or (d) the Leases may be assigned in whole or in part, and the Leased Premises may be subleased as a whole or in part by Kitty Hawk or such subsidiary of Kitty Hawk(1) only with the prior written consent of the Authority and Building Corp., which consent will not be unreasonably withheld.

         (f) Other than to the extent specified in subparagraph (d) the assignment or sublease of all or any part of the Leased Premises, or the use of the Leased Premises for any lawfully permitted commercial use, the consent by the Authority and Building Corp. to the assignment or sublease, or the acceptance of an assignee or subtenant shall not release Kitty Hawk from the further performance by Kitty Hawk of the covenants of the Leases or be construed to relieve Kitty Hawk from obtaining the consent, in writing, of the Authority and Building Corp. to any further assignment or subletting and Kitty Hawk shall remain primarily liable on this Lease for the entire term hereof and shall not be released from the full and complete performance of all of the terms, conditions and agreements herein contained.

         Section 10.2. Assignment and Mortgaging by the Authority and Building Corp. For the purposes of constructing, erecting and equipping the Project or the financing thereof, the Authority and Building Corp. may mortgage the Leased Premises and assign its rights under and interest in, and pledge any moneys receivable under or pursuant to, this Lease and the Master Lease, respectively, but each such mortgage, assignment or pledge shall be subordinate and subject to this Lease.

         Section 10.3. Covenants to Bind Successors. Notwithstanding Section
10.1 and 10.2 of this Lease, all successors and assigns of either Kitty Hawk or the Authority shall be bound by all covenants and representations of Kitty Hawk or the Authority, respectively, herein contained and, without limiting the generality of the foregoing, including particularly those contained in Section
8.12 hereof.

         Section 10.4. Amendment. In order to construct, erect or equip additions to or renovations of the Leased Premises ("Improvements"), Kitty Hawk and the Authority may enter into one or more amendments to the Lease ("Amendment"). Any such Amendment shall be effective only upon delivery to the Trustee of the following:

                  (a) an original counterpart of the Amendment fully executed by the Authority and Kitty Hawk.

                  (b) an opinion of counsel acceptable to the Trustee (who may be Counsel to the Authority) that the Lease and the Amendment will each be valid and binding upon the parties thereto following delivery thereof.

                  (c) an opinion of counsel acceptable to the Trustee that the Amendment will not affect the tax exempt status of any outstanding bonds.

                  (d) authorization and approval by all requisite governmental agencies of the plans and specifications of such improvements to the Leased Premises; approval of the legal of ad valorem taxes (pursuant to the Act) in any amount necessary by the State Tax Control Board or its successors to make any payments of Rent required pursuant to the Lease and the Amendment.

                  (e) evidence of the authority of the respective officers of Kitty Hawk and the Authority who execute such Amendment.

         In such event, the parties shall include revisions to each of the Exhibits of the Lease providing for revised Rent schedules, Purposes, and Leased Premises. The supplemental trust indenture authorizing securities pursuant to said Amendment to raise funds for financing such Improvements shall provide that any Rent Payments due under the Lease as in effect prior to the delivery of the Amendment are not available for payment of any such securities or the interest thereon prior to the delivery of the Authority's Certificate pursuant to Section
4.3 hereof.

                                   ARTICLE XI

                              RIGHT OF CANCELLATION

         After the expiration of the initial twenty (20) years of the Lease Term and so long as Kitty Hawk is not in default under the terms of the Ground Lease, the Building Lease, the Operating Agreement, or the Airport Use and Lease Agreement, Kitty Hawk shall have a one time only right to terminate the Ground Lease, the Building Lease, and the Operating Agreement upon one hundred eighty
(180) days written notice to the Airport Authority. No such termination shall, however, be effective unless and until the Bonds shall have been paid in full.

                                   ARTICLE XII

                         EVENTS OF DEFAULT AND REMEDIES

         Section 2.1. Events of Default by Kitty Hawk. The following shall be "events of default" by Kitty Hawk under this Lease and the terms "events of default" or "default" shall mean, whenever they are used in this Lease, any one or more of the following events:

                    (a) Failure by Kitty Hawk to pay the Rent required to be paid hereunder on or prior to the Rental Payment Date and continuing for the Rent Cure Period except as provided in Section 6.4 hereto.

                    (b) Failure by Kitty Hawk to observe and perform any covenant, condition or agreement on its part to be observed or performed under this Lease, other than as referred to in paragraph (a) of this Section, for a period of sixty days after notice of such failure requesting such failure to be remedied, given to Kitty Hawk by the Authority unless the Authority shall agree in writing to an extension of such time prior to its expiration; provided, however, that if and so long as Kitty Hawk is proceeding with due diligence to cure the default such period shall be extended to such period as is required to permit Kitty Hawk's proceeding with due diligence to cure such default.

The provisions of paragraph (b) of this Section are subject to the following limitations: If by reason of acts of God; fires; epidemics; landslides; floods; strikes; lockouts or other industrial disturbances; acts of public enemies; acts or orders of any kind of any governmental authority; insurrections; riots; civil disturbances; explosions; Kitty Hawk is unable in whole or in part to carry Out the agreements on its part herein contained, other than the obligations on the part of Kitty Hawk to pay Rent, Additional Payments and taxes and to carry insurance, Kitty Hawk shall not be deemed in default during the continuance of such inability. Kitty Hawk shall, however, use its best efforts to remedy with all reasonable dispatch the cause or causes preventing Kitty Hawk from carrying out its agreements; provided, that Kitty Hawk shall in no event be required to settle strikes, lockouts or other disturbances be acceding to the demands of the opposing party or parties when such course is, in the judgment of Kitty Hawk, unfavorable to Kitty Hawk.

         Section 12.2 Events of Default by the Authority. The following shall be "events of default" by the Authority under this Lease, and the term "events of default" or "default" shall mean, wherever they are used in this Lease, any one or more of the following events:

                    (a) The FAA or other proper Federal Agency shall withdraw its approval from the Airport and restrict the use of the Airport in such a manner as to prevent the use of same by Kitty Hawk for its business operations.

                    (b) An order is issued by any court of competent jurisdiction restricting the use of the Airport in such a manner as to prevent the use of same by Kitty Hawk for its business operations.

                    (c) The airfield shall be closed by lawful authority restricting the use of the Airport in such a manner as to prevent the use of the same by Kitty Hawk for its business operations hereunder.

                    (d) If a court of competent jurisdiction issues an injunction against the Authority or any successor body to the Authority preventing or restraining the use of the Airport in its entirety or of any part of the Airport substantially necessary to Kitty Hawk for its operations, and if such injunction remains in force for at least ninety
         (90) days.

                    (e) If the Authority fails to provide and maintain reasonable means for ingress and egress to and from the Leased Premises in accordance with the provisions of this Agreement or fails to fulfill its obligations under Section 8.8 in respect of Kitty Hawk's right of quiet enjoyment granted thereby.

                    (f) If by reason of any willful act, willful omission wrongfully done or wrongfully omitted to be done in violation of this Agreement, the Authority prevents the use of the Leased Premises for the purposes for which the use thereof is authorized by this Agreement.

         Section 12.3. Remedies of the Authority on Default. Whenever any event of default under Section 12.1 of this Lease shall have happened and be subsisting, any one or more of the following remedial steps may be taken:

                    (a) The Authority may reenter and take possession of the Leased Premises without terminating this Lease, sublease the Leased Premises for the account of Kitty Hawk, holding Kitty Hawk liable for costs, if any, not reimbursed to the Authority from the difference between the rent and other amount payable by such subleasing in such subleasing and the Rent, Additional Payments and other amount payable by Kitty Hawk hereunder.

                  (b) The Authority may terminate this Lease, exclude Kitty Hawk from possession of the Leased Premises, and lease the Leased Premises to another, but holding Kitty Hawk liable for costs, if any, not reimbursed to the Authority from the proceeds for all Rent and other payments due up to the effective date of such leasing.

                  (c) The Authority may take whatever action at law or in equity may appear necessary or desirable to collect the Rent and Additional Payments then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of Kitty Hawk under this Lease.

         Provided, however, if before the expiration of 120 days from the date of which an event of default under Section 12.1 of this Lease shall have happened, Kitty Hawk shall have cured the event of default and shall have paid all surplus payable hereunder, (including all accrued unpaid Rent, Additional Payments and any and all other costs and expenses incurred by the Authority as a result of the event of default), then, (i) the Authority shall waive the event of default and its consequences and shall rescind and annul that declaration,
(ii) the Lease, if it has been terminated pursuant to subparagraph (b) above shall be reinstated, and (iii) Kitty Hawk shall be restored to the use, occupancy and possession of the Lease Premises.

         Notwithstanding anything contained in this Section 12.2 to the contrary, all subleases or alternate lessees shall be bound by all covenants and representations of Kitty Hawk herein contained and, without limiting the generality of the foregoing, including particularly those contained in Section
8.12 hereof.

         Section 12.4 Remedies of Kitty Hawk on Default. Whenever any event of default under Section 12.2 of this Lease shall have happened or be subsisting, any one or more of the following remedial steps may be taken:

                  (a) Kitty Hawk may terminate this Lease.

                  (b) Kitty Hawk may take whatever action at law or in equity may appear necessary or desirable to pursue in order to enforce performance and observance of any obligation, agreement or covenant of the Authority under this Lease.

         Provided, however, if before the expiration of 60 days from the date of which an event of default under Section 12.2 of this Lease shall have happened, the Authority shall have cured the event of default, then: (i) Kitty Hawk shall waive the event of default and its consequence and shall rescind and annul that declaration, (ii) the Lease, if it has been terminated pursuant to Subparagraph
(a) above, shall be reinstated, and (iii) the Lease shall continue in full force and effect.

         Section 12.5. No Remedy Exclusive. No remedy conferred upon or reserved to the Authority or Kitty Hawk by this Lease is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Lease or now and hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority or Kitty Hawk to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice other than such notice as may be expressly required herein.

         Section 12.6. Agreement to Pay Attorneys' Fees and Expenses. In the event Kitty Hawk or the Authority should default under any of the provisions of this Lease and the Authority or Kitty Hawk should employ attorneys or incur other expenses for the collection of Rent or the enforcement of performance or observance of any obligation or agreement on the part of Kitty Hawk or the Authority contained in this Lease, Kitty Hawk or the Authority shall on demand thereof or reimburse the reasonable fees of such attorneys and such other expenses so incurred.

         Section 12.7. No Additional Waiver Implied by One Waiver. In the event any agreement contained in this Lease should be breached by either party, and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

         Section 12.8. Waiver of Appraisement. Valuation, Etc. In the event Kitty Hawk or the Authority should default under any of the provisions of this Lease, Kitty Hawk or the Authority agrees to waive the benefit of all appraisement, valuation, stay, extension or redemption laws now or hereafter in force, and all right of appraisement and redemption to which it may be entitled.

         Section 12.9. Reinstatement. Notwithstanding any termination of this Lease in accordance with the provisions of Section 12.2 hereof, unless and until the Authority shall have entered into a valid and binding agreement providing for the reletting of the Leased Premises, Kitty Hawk may at any time after such termination pay all accrued unpaid Rent plus any costs to the Authority and fully cure all other defaults then capable of being cured. Upon such payment and cure, this Lease shall be fully reinstated, as if it had never been terminated, and Kitty Hawk shall be restored to the use, occupancy and possession of the Leased Premises.

         Section 12.10. Settlement of Disputes. In the event of any dispute between Kitty Hawk and the Authority with respect to the terms and conditions of this Building Lease, Kitty Hawk and the Authority shall first appoint a single representative of each to attempt to reasonably negotiate a settlement of such dispute and make recommendations with respect to such settlement to Kitty Hawk and to the Authority Kitty Hawk and the Authority may, if they so desire, submit such issue to mediation. In the event that such dispute continues to be unsettled for a period of forty-five (45) days following the receipt of formal notification by certified mail, return receipt requested, that a dispute subject to arbitration exists, then both Kitty Hawk and the Authority shall appoint an independent arbitrator, who shall appoint a third arbitrator, and the matters in dispute shall be submitted to arbitration by this panel of arbitrators in accordance with the commercial arbitration rules then existing by the American Arbitration Association, whose determination, following the exhaustion of all administrative and judicial appeals, shall become final, subject to appeal only on the basis of collusion, fraud or manifest disregard for the law. The panel of arbitrator shall have the authority to enter equitable and legal orders and interim and final orders. Such arbitration shall occur in Allen County, Indiana, and shall be binding upon the parties, their representatives and assigns, provided that all parties shall be obliged to observe and comply with all the terms of the Ground Lease, the Building Lease and the Operating Agreement, including the obligation to make all rental payments and other payments, until the arbitration process has been completed and becomes binding on all of the parties.

         Notwithstanding the foregoing, no arbitration decision shall affect Kitty Hawk's obligation to pay rent or make other payments to Landlord required by the terms of this Lease.

                           ARTICLE XIII MISCELLANEOUS

         Section 13.1. Surrender of Leased Premises. In the event Kitty Hawk should default under this Lease and this Lease is terminated or if this Lease is terminated by the Authority pursuant to Section 8.9 hereof, Kitty Hawk agrees to surrender, subject to reinstatement pursuant to Section 12.7 of this Lease, possession of the Leased Premises peaceably and promptly to the Authority in as good condition as prevailed at the time Kitty Hawk was put in full possession thereof, loss by fire and other casualty covered by insurance or by eminent domain, ordinary wear and tear, obsolescence and acts of God excepted.

         Section 13.2. Notices. All notices, certificates, requests or other communications hereunder shall be sufficiently given and shall be deemed given when mailed by registered or certified mail, postage prepaid, addressed to the appropriate Notice Address return receipt requested. The Authority, the Building Corp. and Kitty Hawk may, by notice given hereunder, designate any further and different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

         Section 13.3. Net Lease. This Lease shall be deemed and construed to be a "net lease," and Kitty Hawk shall pay absolutely net during the Lease Term the Rent, Additional Payments and all other payments required hereunder, free of any deductions, and without abatement, deduction or setoff other than those herein expressly provided.

         Section 13.4. ______________ This Lease shall be a firm and binding agreement between the Authority and Kitty Hawk and shall be non-applicable. This Lease shall inure to the benefit of and shall be binding upon the Authority, Kitty Hawk and their respective successors and assigns, subject, however, to the specific provisions hereof.

         Section 13.5. Execution in Counterparts. This Lease may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same Lease.

         Section 13.6. Construction of Covenants. The Authority has corporate power as required for the purpose of causing the Project to be constructed and erected and leasing the same to Kitty Hawk under the provisions of the Act. All provisions herein contained shall be construed in accordance with the provisions of the Act and to the extent of inconsistencies, if any, between the covenants and agreements in this Lease and the provisions of the Act, the provisions of the Act shall be deemed to be controlling and binding upon the Authority and Kitty Hawk.

         Section 13.7. Severability. In case any section or provision of this Lease, or any covenant, stipulation, obligation, agreement, act or action or part thereof, made, assumed, entered into or taken thereunder or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect the remainder thereof or any other section or provision thereof or any other covenant, stipulation, obligation, agreement, act or action, or part thereof, made, assumed, entered into or taken thereunder, which shall be construed and enforced as if such illegal or invalid portion were not contained therein, nor shall such illegality or invalidity of any application thereof affect any legal and valid application thereof, and each such section, provision, covenant, stipulation, obligation, agreement, act or action, or part thereof, shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

         Section 13.8. Letter Agreement. The terms of the Letter Agreement are incorporated herein as if entirely rewritten in this Lease.

         Section 13.9. Conditions. The captions or heading in this Lease are for convenience only and in no way define, limit or describe the scope or intent of any provisions or sections of this Lease.

         Section 13.10 Landlord's Consent. In each case under this Lease in which Authority's consent shall not be unreasonably withheld, Authority shall notify Kitty Hawk of its decision within ninety (90) days if Kitty Hawk's request is made under Section 10.1 hereunder, and within sixty (60) days if Kitty Hawk's request is made under any other provision hereunder. Authority's consent shall be deemed granted if Authority has not given written notice of its refusal to grant such consent, setting forth with specificity the bases for such refusal.

         IN WITNESS WHEREOF, the Authority and Kitty Hawk have caused this Lease to be executed in their respective names by their duly authorized officers, all as of the date hereinbefore written.



                                        FORT WAYNE-ALLEN COUNTY AIRPORT
                                        AUTHORITY


                                        BY:

                                              Daniel F. Weaver, President
                                              Fort Wayne-Allen County
                                              Airport Authority Board
ATTEST:


Keith R. Spitler
Assistant Secretary



                                        KITTY HAWK, INC.



                                        BY:

                                              Chairman of the Board and
                                              Chief Executive Officer

STATE OF INDIANA )
                 )
COUNTY OF ALLEN  )

         Before me, a Notary Public in and for said County and State, personally appeared DANIEL F. WEAVER and KEITH R. SPITLER, the President and Assistant Secretary, respectively, of the Fort Wayne-Allen County Airport Authority Board, who acknowledged the execution of the above and foregoing Building Lease, for and on behalf of the Fort Wayne-Allen County Airport Authority.

         WITNESS my hand and Notarial Seal this 13th day of April, 1998.











                                          -------------------------------------
                                          Thomas D. Logan, Notary Public
                                          Residing in Allen County, Indiana



My Commission Expires:


          Thomas D. Logan, Esquire
          ROTHBERG & LOGAN
          Suite 2100, 110 West Berry Street
          Fort Wayne, Indiana  46802

STATE OF        )
                )
COUNTY OF TEXAS )

         Before me, a Notary Public in and for said County and State, personally appeared M. TOM CHRISTOPHER, Chairman of the Board and Chief Executive Officer of KITTY HAWK, INC., who acknowledged the execution of the above and foregoing Building Lease, for and on behalf of said corporation.



          WITNESS my hand and Notarial Seal this       day of           , 1999.



                                    Notary Public
                                    Residing in               County, Texas

                                    Thomas D. Logan, Esquire
                                    ROTHBERG & LOGAN
                                    Suite 2100, 110 West Berry Street
                                    Fort Wayne, Indiana  46802


My Commission Expires: